Exhibit 2.1

FOURTH AMENDMENT

Fourth Amendment dated September 10, 2021, to the Agreement and Plan of Merger dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc. as amended by an amendments dated November 10, 2020, March 31, 2021 and August 11, 2021, which agreement, as so amended being referred to as the “Merger Agreement.”

1. All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2. The Company has made loans (the “Sponsor Loans”) to the Sponsor in the aggregate principal amount of $528,602.62 to enable the Sponsor to provide funds for Purchaser to pay current obligations. The Company will make additional loans to the Sponsor, on the same terms as the existing Sponsor Loans, of up to $135,000.00.

3. Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
	Name:	Guan Wang
	Title:	CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
	Name:	David Hsu
	Title:	CEO